Exhibit 99.1

Important Notice To Directors and Executive Officers of

Beam Inc.

Concerning the Blackout Period Under the

Beam Retirement Savings Plan

April 9, 2014

As you know, Beam Inc. (“Beam”) has reached an agreement to be acquired by Suntory Holdings Limited. If the acquisition is completed, the Beam Stock Fund within the Beam Retirement Savings Plan (the “RSP”) will no longer be offered as an investment option and will be closed during the period beginning five business days immediately preceding the expected completion of the acquisition (which is expected to occur during the week of April 27, 2014) and ending four business days after the RSP has received cash for the shares exchanged in the transaction. This period is needed so that all pending trades can clear, final share balances can be accurately determined and cash proceeds can be reinvested. In connection with this change, our current and former employees who participate in the RSP will be temporarily unable to:

•	direct or diversify investments in the Beam Stock Fund, or

•	otherwise access the balances in the Beam Stock Fund for purposes of loans, withdrawals or distributions.

This short-term period during which RSP participants will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require us also to prohibit Beam’s directors and executive officers from trading in Beam common stock during this period. Dispositions of Beam common stock in exchange for cash consideration received in connection with the acquisition are exempt under the Sarbanes-Oxley Act from the blackout period trading restrictions.

The blackout period for the RSP is expected to begin during the week of April 20, 2014 and end during the week of May 4, 2014. During this period, you can determine whether the blackout period has started or ended by logging on to Fidelity NetBenefits® at www.401k.com or by calling 1-800-913-2363, Monday through Friday (excluding New York Stock Exchange holidays), between 8:30 a.m. – 8:00 p.m. Eastern Time to speak with a Customer Service Associate.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Beam common stock to the extent such shares are, or were, acquired in connection with your service or employment as a director or executive officer of Beam. For example, you will be prohibited from:

•	transferring your own RSP account into or out of Beam shares,

•	buying or selling shares of Beam common stock on the open market, and

•	exercising Beam stock options.

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from making any trades in Beam common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Krysia Diaz at Beam Inc., 510 Lake Cook Road, Deerfield, IL 60015, (847) 444-7772.